EXHIBIT 4.3

NEUTRAL TANDEM, INC.

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of February 2, 2006, by and among Neutral Tandem, Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Schedule 1 hereto (the “Investors”), and the stockholders of the Company listed on Schedule 2 hereto (the “Common Holders”, and, collectively with the Investors, the “Stockholders”).

RECITALS:

WHEREAS, the Company and certain of the Stockholders are parties to an Amended and Restated Stockholders’ Agreement dated as of November 19, 2004, (the “First Amended and Restated Agreement”);

WHEREAS, the Company proposes to sell shares of its Series C Preferred to some or all of the Investors pursuant to the terms of the Stock Purchase Agreement of even date herewith among the Company and the Investors (the “Purchase Agreement”), and it is a condition to the closing of such sale that this Agreement be executed and delivered by the parties hereto;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Certain capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

“Affiliate” shall mean, as to any person or entity, any other person or entity controlling or controlled by or under common control with such person or entity. For purposes of this definition, the term “control” when used with respect to any person or entity shall mean the power to direct the management and policies of such person, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Applicable Conversion Price” shall have the meaning ascribed to such term in the Company’s Certificate of Incorporation, as amended and restated from time to time.

“Appraisal” shall mean, whenever a determination of fair market value of the Company by appraisal is called for pursuant to the terms hereof, the written appraisal that is prepared by a Qualified Appraiser selected by the Board of Directors.

“Change in Control” shall mean the merger, reorganization, consolidation, sale or other acquisition-type transaction involving the Company that either (i) results in the transfer of fifty percent (50%) or more of the outstanding voting securities of the Company (other than one involving only (x) a change in the state of incorporation of the Company, or (y) the creation of a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction), (ii) results in the holders of a majority of the outstanding voting securities immediately prior to such transaction holding, directly or indirectly, less than a majority of the outstanding voting securities of the surviving entity, or (iii) results in the sale, transfer or other disposition of all or substantially all of the Company’s assets.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, that the Company may be authorized to issue from time to time and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company or which has ordinary voting power for the election of directors of the Company.

“Conversion Shares” means shares of Common Stock issuable upon conversion of shares of Preferred Stock.

“Convertible Securities” means any capital stock of the Company convertible or exchangeable for shares of Common Stock.

“Entity” shall mean any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative or association.

“Equivalent Price Per Share” means, (i) in the case of a share of Common Stock, the same price per share as the share of Common Stock proposed to be sold, and (ii) in the case of Convertible Securities, a price per share equal to the price per share of Common Stock proposed to be sold multiplied by the number of shares of Common Stock into which each such Convertible Security is then convertible.

“Option Period” shall mean the Primary Option Period, the Secondary Option Period, or the Over-Allotment Option Period.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Preferred Stock” means, collectively, the Series A Preferred, Series B-1 Preferred, Series B-2 Preferred and Series C Preferred.

“Proportionate Percentage” shall mean with respect to each Investor a fraction, the numerator of which shall be the total number of shares of Stock owned by such Investor and the denominator of which shall be the total number of shares of Stock owned by all stockholders of the Company.

“Qualified Appraiser” shall mean an investment bank or similar financial institution which has not been an Affiliate as to any Stockholder within the three year period prior to the date of its appointment hereunder, which shall have substantial experience in appraising, valuing, owning or managing companies in a similar line of business to the Company.

“Qualified IPO” shall mean a public offering by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock by the Company for the account of the Company in which (i) the aggregate gross proceeds (before deduction of any underwriting discount, commission or expense) received by the

Company equal or exceed $20,000,000, and (ii) the price per share of Common Stock equals or exceeds $6.2829.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Series B Preferred” means the Series B-1 Preferred and the Series B-2 Preferred.

“Series B-1 Preferred” means the Company’s Series B-1 Convertible Preferred Stock, par value $0.001 per share.

“Series B-2 Preferred” means the Company’s Series B-2 Convertible Preferred Stock, par value $0.001 per share.

“Series C Preferred” means the Company’s Series C Convertible Preferred Stock, par value $0.001 per share, that may be issued after the date hereof pursuant to the terms of the Purchase Agreement.

“Stock” shall mean all (i) shares of Common Stock or Preferred Stock held by stockholders from time to time, (ii) shares of Common Stock subsequently held by transferees of the stockholders who acquire them in one or more transfers, and (iii) securities of the Company or any of its Subsidiaries issued in exchange for, upon conversion of, upon reclassification of, or as a distribution in respect of any of the foregoing. For purposes of this Agreement, “Stock” shall include Common Stock purchasable upon exercise of outstanding exercisable options, warrants and other rights to purchase Common Stock. For purposes of this Agreement, when calculating the percentage of Stock held by any holder, such calculation shall give effect to any stock splits, distributions, combinations or other recapitalization events involving the Stock.

“Subsidiary” means each corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“transfer” shall mean, in the context of a transfer of Stock, the sale, assignment, pledge, hypothecation, transfer or other disposition (voluntarily or involuntarily, by gift or otherwise, and whether as security or otherwise) by a Stockholder of all or a portion of its Stock. For purposes of this definition, a “transfer” of Stock includes (i) the sale, assignment, pledge, hypothecation, transfer or other disposition (voluntarily or involuntarily, by gift or otherwise, and whether as security or otherwise) of an equity interest in any Person substantially all of the assets of which consist, directly or indirectly, of Stock, or (ii) the merger or consolidation of a Stockholder, or of any Person referred to in clause (i), with another Person.

Section 2. Restrictions on Transfer.

Section 2.1 Transfers Prohibited. No Stockholder shall transfer, by gift or otherwise, all or any part of the shares of Stock now or hereafter owned by him except as otherwise expressly permitted under the terms of this Agreement. The Company shall not (i) transfer on its books any shares of Stock which shall have been transferred in violation of any of the provisions set forth in this Agreement, or (ii) treat as the owner of or pay dividends to any transferee to whom any shares of Stock shall have been transferred in violation of any of the provisions of this Agreement

Section 2.2 Offer of Sale; Notice of Proposed Sale. If any Common Holder desires to transfer any shares of Common Stock now or hereafter owned by him in a bona fide transaction to an unrelated third party, or any interest in such Stock, whether voluntarily or by operation of law, in any transaction other than pursuant to Section 2.10 of this Agreement, such stockholder (the “Selling Party”) shall first deliver written notice of his desire to do so (the “Transfer Notice”) to the Company and each Investor. The Transfer Notice must specify: (i) the name and address of the party to which the Selling Party proposes to transfer the shares of Stock or an interest in the Stock (the “Offeror”), (ii) the number of shares of Stock the Selling Party proposes to transfer (the “Offered Shares”), (iii) the consideration per share to be delivered to the Selling Party for the proposed transfer, and (iv) all other material terms and conditions of the proposed transfer.

Section 2.3 Company’s Priority Right of First Refusal.

(a) The Company shall have the first option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Transfer Notice. If the Company wishes to exercise such option, it must do so no later than fifteen (15) business days after such Transfer Notice is deemed to have been delivered to it (the “Primary Option Period”) by written notice to the Selling Party. The election to purchase the Offered Shares shall be made on behalf of the Company and approved by a majority of the Board of Directors of the Company who have not been designated by, and who are not Affiliates of, the Selling Party.

(b) In the event the Company does not exercise its option within the Primary Option Period with respect to all of the Offered Shares, the Company shall, on or before the last day of such Preferred period, give written notice of that fact to the Investors (the “Investor Notice”) . The Investor Notice shall specify the number of Offered Shares the Company has elected not to purchase (the “Remaining Shares”).

(c) In the event the Company duly exercises its option to purchase all of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the date five (5) days after the expiration of the Primary Option Period. In the event the Company exercises its option to purchase a portion of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the date of the closing of the purchase and sale of the Offered Shares pursuant to Section 2.4(c) or 2.6 hereof.

(d) To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the Company or any Investor exercising their options under this Section 2 may consist of cash equal to the value of such property, as determined in good faith by the Board of Directors of the Company. In the event the Offered Shares constitute at least 50,000 shares of Stock (as adjusted for any stock split, stock dividend, combination, reclassification of shares or similar event) and the parties cannot agree on the fair market value after a reasonable period of good faith negotiation, then such determination shall be based on an Appraisal, which shall be binding, the cost of which shall be borne equally by the Company (to the extent it exercises its option under this Section 2) and those Investors exercising their options under this Section 2, on the one hand, and the Selling Party on the other hand; provided, however, that (i) if the Company’s Common Stock is traded on a securities exchange or The NASDAQ Stock Market, the fair market value shall be deemed to be the average of the closing prices over a 30-day period ending on the trading day immediately prior to the date of calculation, or (ii) if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending on the trading day immediately prior to the date of calculation, and, in either such event, no Appraisal shall be necessary.

Section 2.4 Investors’ Option to Purchase.

(a) Each Investor shall have an option, exercisable for a period of fifteen (15) business days from the date of delivery to such Investor of the Investor Notice (the “Secondary Option Period”), to purchase its pro rata share (based on the number of shares of Stock owned by such Investor as a percentage of total shares of Stock owned by all Investors) of the Remaining Shares for the consideration per share and on the terms and conditions set forth in the Transfer Notice. Such option shall be exercised by delivery of written notice to the Company.

(b) In the event options to purchase have been exercised by the Investors with respect to some but not all of the Remaining Shares, the Company shall, promptly following and in no event later than the second business day following the expiration of the Secondary Option Period, give written notice of that fact to those Investors who have exercised their options in full within such period (the “Second Investor Notice”). The Second Investor Notice shall specify the number of Remaining Shares the Investors have not elected to purchase. Each Investor who has exercised its or his option in full within the Secondary Option Period shall have an additional option (the “Over-Allotment Option”), for a period of ten (10) business days after delivery to such Investor of the Second Investor Notice (the “Over-Allotment Option Period”), to purchase all or any part of the balance of such Remaining Shares on the terms and conditions set forth in the Transfer Notice, which option shall be exercised by the delivery of written notice to the Company. In the event that two or more such Investors choose to exercise the Over-Allotment Option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Investor’s Over-Allotment Option shall be allocated to such Investor pro rata based on the number of shares of Stock owned by all Investors electing to exercise their Over-Allotment Options.

(c) If Investors exercise their options to purchase all of the Remaining Shares, if any, the Company shall immediately notify all of the exercising Investors of that fact, and the closing of the purchase of the Remaining Shares shall take place at the offices of the Company no later than forty-five (45) business days after delivery of such notice to such Investors. In the event the Investors exercise their options with respect to fewer than all of the Remaining Shares, if any, the Company shall, promptly following and in no event later than the second business day following the expiration of the Over-Allotment Option Period (or, if no Investor exercises his or its option pursuant to Section 2.4(a), the Secondary Option Period), give written notice of that fact to the Selling Party specifying the number of Remaining Shares available for sale pursuant to Section 2.5.

(d) The Selling Party shall be copied on all notices to the Company.

Section 2.5 Investors’ Right to Participate in Sale. If, with respect to a Selling Party proposing to transfer shares of Stock, the Company and the Investors do not exercise their options to purchase all of the Offered Shares within any applicable Option Period, the Offered Shares with respect to which such options have not been exercised may be sold by the Selling Party to the Offeror on terms no less favorable to the Selling Party than those set forth in the Transfer Notice at any time on or prior to thirty (30) days after the expiration of the applicable Option Period; provided, however, that each Investor that has, at any time during the Secondary Option Period, notified the Company in writing of such Investor’s desire to participate in the Selling Party’s proposed transfer by transferring to the Offeror shares of Stock owned by it or him (but in no event more than such Investor’s Proportionate Percentage) (a “Participating Investor”), shall be entitled to do so. The Company shall promptly, on expiration of the Secondary Option Period or the Over-Allotment Option Period, as applicable, notify the Selling Party of the aggregate number of shares of Stock the Participating Investors wish to transfer. The Selling Party shall use commercially reasonable efforts to interest the Offeror in purchasing, in addition to the Offered Shares, the shares the Participating Investors wish to transfer. If the Offeror does not wish to purchase all of the shares made available by the Selling Party and the Participating Investors, then (i) each Participating Investor shall be entitled to transfer to the Offeror, at an Equivalent Price Per Share and on the terms and conditions set forth in the Transfer Notice, a portion of the number of shares identified in the Transfer Notice, in the same proportion as such Participating Investor’s ownership of shares of Stock bears to the aggregate number of shares of Stock owned by the Selling Party and the Participating Investors, and (ii) the Selling Party shall be entitled to transfer to the Offeror up to a number of shares of Stock which equals the difference between the number of shares desired to be purchased by the Offeror and the number of shares of Stock being transferred by the Participating Investors in accordance with clause (i) above. The proceeds of any transfer made by the Selling Party without compliance with the provisions of this Section 2.5 shall be deemed to be held in constructive trust in such amount as would have been due the Participating Investors if the Selling Party had complied herewith.

Section 2.6 Additional Limitations. If the Selling Party wishes to transfer any shares of Stock at a price per share which differs from that set forth in the Transfer Notice, upon terms different from those previously offered to the Company and the Investors, or more than thirty (30) days after the expiration of the relevant Option Period, as a condition precedent to such transaction the Selling Party must again comply with the provisions of Section 2 as though such shares were proposed to be transferred in the first instance.

Section 2.7 Permitted Transfers. Anything herein to the contrary notwithstanding, provided that the transferee (except pursuant to (a) below) has agreed in writing to be bound by the terms of this Agreement, the following transfers of Stock shall be permitted without complying with the other provisions of this Section 2:

(a) transfers of shares of Stock by a Stockholder pursuant to a Qualified IPO;

(b) transfers of shares of Stock by a Stockholder to a family member or trust for the benefit of an individual Stockholder or a member or members of his family;

(c) transfers of shares of Preferred Stock or Conversion Shares by an Investor, provided that, if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such transfer will not require registration of such shares under the Securities Act (it being agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 promulgated thereunder); provided further, however, that no such opinion of counsel shall be necessary for a transfer by an Investor that is (i) a partnership to an affiliated entity and to its partners or former partners in accordance with partnership interests, (ii) a corporation to its shareholders in accordance with their interest in the corporation, or (iii) a limited liability company to an affiliated entity and to its members or former members in accordance with their interest in the limited liability company; or

(d) transfers pursuant to rights of first refusal in favor of the Company.

Section 3. Preemptive Rights.

Section 3.1 Investors’ Rights to Purchase New Securities. The Company hereby grants to each Investor a right of first refusal to purchase its Proportionate Percentage of all (or any part of) any New Securities (as defined in Section 3.2 below) that the Company may, from time to time, propose to sell or issue.

Section 3.2 “New Securities” Defined. “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term “New Securities” shall not include (A) the Common Stock and Preferred Stock outstanding as of the date hereof; (B) the shares of Common Stock issued or issuable upon conversion of Preferred Stock or upon exercise (or conversion of Preferred Stock issuable upon exercise) of any options or warrants outstanding as of the date hereof; (C) securities offered to the public pursuant to a registration statement under the Securities Act; (D) unless otherwise increased by the Board of Directors of the Company (including the approval of at least one of the Preferred Stock Directors (as defined in Section 4.1(a) below)), the issuance or sale of up to 2,300,000 shares of Common Stock, or options or warrants to purchase such shares, which are outstanding on or may be issued or granted after the date hereof to employees, consultants, officers, directors, or advisors of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or agreement or similar plan or agreement approved by the Board of Directors; (E) shares of Common Stock, or other securities, or warrants, rights, or other Convertible Securities issued to equipment lessors, banks, financial institutions or similar entities in a transaction approved by the Board of Directors (including the approval of at least one of the Preferred Stock Directors (as defined in Section 4.1(a) below)), the principal purpose of which is other than the raising of capital through the sale of equity securities of the Company; or (F) securities issued as a result of any stock split, stock dividend, combination, reclassification of shares or similar event, or as a dividend or other distribution in connection with which an automatic adjustment in the applicable conversion price is made.

Section 3.3 Mechanics of Preemptive Right.

(a) In the event that the Company proposes to issue New Securities, at least fifteen (15) days before such issuance, it shall give to each Investor written notice of its intention, describing in such notice the type of New Securities, the price, and the terms upon which the Company proposes to issue such New Securities (the “Preemptive Rights Notice”). Each Investor shall have ten (10) days (the “Preemptive Rights Period”) from the date of its receipt of any such Preemptive Rights Notice to agree to purchase all or a part of its Proportionate Percentage of such New Securities for the price and upon the terms specified in the Preemptive Rights Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Upon the earlier of (x) the expiration of such 10-day period or (y) receipt by the Company of notices from all Investors pursuant to the immediately preceding sentence, the Company shall give to all Investors exercising in full their right to purchase their respective Proportionate Percentages of such New Securities a written notice setting forth the number of New Securities subscribed to be purchased pursuant to the exercise of such rights by all Investors and the number of New Securities that have not been subscribed to be so purchased. Any agreement by an Investor to purchase New Securities shall, subject to the provisions of Section 3.3(b) below, be binding on such Investor. The Company shall designate by written notice to Investors a date for the closing of the issuance and sale of such New Securities to occur not earlier than five (5) days following the expiration of the Preemptive Rights Period. Notwithstanding the agreement of any Investor to purchase any or all of the New Securities, unless otherwise specifically agreed by such Investor and the Company, the Company will be under no obligation to issue and sell the New Securities, and may withdraw the proposed issuance, at its sole discretion, at any time prior to the closing of the issuance of the New Securities.

(b) The Company shall have ninety (90) days following the Preemptive Rights Period to issue and sell to one or more third parties the New Securities not subscribed for by Investors, at a price and upon terms no more favorable to the purchasers thereof than specified in the Preemptive Rights Notice. No Investor that has agreed to purchase or otherwise acquire any New Securities pursuant to the exercise of the right of first refusal set forth in this Section 3 shall be obligated to consummate such purchase or acquisition unless and until New Securities available for issuance or sale to one or more third parties have actually been issued or sold in accordance with the terms set forth in the Preemptive Rights Notice, in which event a closing with respect to both the purchase by such Investor and such third party or parties shall occur simultaneously. In the event the Company has not so sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.

Section 4. Board of Directors.

Section 4.1 Board Composition.

(a) Each Stockholder agrees on behalf of itself and any transferee or assign to vote or cause to be voted at a regular or special meeting of stockholders (or by written consent) all shares of Stock now or hereafter owned or controlled by such stockholder, and otherwise use its or his respective best efforts as a Stockholder of the Company, to set the number of directors of the Company at five and to elect as directors, on the date of this Agreement and in any subsequent election of directors of the Company the following: (i) two directors (the “Common Directors”) designated by the holders of a majority of the Common Stock (voting together as a single class), one of whom shall initially be James P. Hynes; (ii) two directors (the “Preferred Stock Directors”), (a) one who shall be designated by DCM III, L.P. or its affiliates (“DCM”), who initially shall be Dixon Doll, and (b) one who shall be designated by New Enterprise Associates 10, Limited Partnership or its affiliates (“NEA”), who initially shall be Peter Barris and (iii) one independent director designated by mutual agreement of, on the one hand, the holders of a majority of the Preferred Stock (voting together as a single class), and on the other hand, the holders of a majority of the Common Stock (voting together as a single class), who initially shall be Bob Hawk.

(b) In the absence of any notice to the contrary to the then current other members of the Board of Directors, the director-designees then serving and previously designated shall be reelected if still eligible to serve as provided herein. Except in circumstances in which a director could, pursuant to the Company’s By-laws (or any amendment thereof), be removed by a majority vote of the Board of Directors for cause, no party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the designating party or parties so vote, and if the designating party or parties so vote, then the non-designating party or parties shall likewise so vote.

(c) Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 4.1 shall be filled by another person designated by the original designating party or parties. Each Stockholder shall vote its or his shares of Stock in accordance with such new designation.

Section 4.2 Director and Officer Liability Insurance. Unless the Board of Directors otherwise unanimously agrees, the Company shall maintain director and officer liability insurance reasonably acceptable to the Preferred Stock Directors.

Section 4.3 No Liability for Election of Recommended Directors. Neither the Company, the Stockholders nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

Section 4.4 Grant of Proxy. Upon the failure of any party (a “Nonvoting Party”) to vote such party’s Stock in accordance with the terms of this Section 4 (a “Failed Vote”), the Nonvoting Party hereby grants to a Stockholder designated by the Board of Directors of the Company a proxy coupled with an interest in all Stock owned by the Nonvoting Party, which proxy shall be exercisable by such Stockholder (i) not earlier than five (5) days after the Nonvoting Party has received written notice from the Board of Directors identifying the subject of the Nonvoting Party’s Failed Vote and indicating that it intends to exercise its right to designate a proxyholder, and (ii) only if, during such five-day period the Nonvoting Party fails to cure the Failed Vote by voting its or his Stock in accordance with the terms of this Section 4. If the proxy becomes exercisable, it shall be exercisable and irrevocable as to the subject of, and until the proxyholder has cast a vote in respect of, such Failed Vote, or until this Agreement terminates pursuant to its terms or this Section 4.4 is amended to remove such grant of proxy in accordance with Section 6.6 hereof.

Section 4.5 Stock Vesting. Unless otherwise approved by the Board of Directors (including the Preferred Stock Directors), all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: four (4) year vesting period, with twenty-five percent (25%) of such stock vesting on each anniversary of such person’s services commencement date with the Company.

Section 5. Covenants.

Section 5.1 Information Rights. The Company covenants and agrees with each Investor that so long as such Investor continues to own beneficially or of record, not less than 300,000 shares of Preferred Stock or 300,000 Conversion Shares (in each case as adjusted for any stock split, stock dividend, combination, reclassification of shares or similar event) such Investor shall have the rights specified in Sections 5.2, 5.3 and 5.4.

Section 5.2 Inspection Rights. Subject to the limitation contained in Section 5.1, each Investor shall have the right, at all reasonable times and upon reasonable notice during usual business hours to audit, examine and make copies of or extracts from the books and records of the Company (other than those portions of the Company’s corporate minute books and any agreements or information relating to the Company that the Board of Directors determines in good faith to be confidential or subject to a confidentiality agreement with a third party or if such disclosure would place the Company at a competitive disadvantage), which right may be exercised through any agent or employee of such Investor designated by it or him, or by a certified public accountant designated by such Investor, and such Investor shall bear all expenses incurred in any examination made for such Investor’s account. Promptly upon request, the Company also shall furnish to such Investor such other information bearing on the financial condition and operations of the Company as such Investor may from time to time reasonably request.

Section 5.3 Financial Information. Subject to the limitation contained in Section 5.1, the Company shall provide to such Investor:

(a) unaudited monthly reports within thirty (30) days of the end of each month, and unaudited quarterly reports within forty-five (45) days of the end of each quarter, including in each case a balance sheet of the Company as of the end of such period and statements of income, shareholders’ equity and cash flows of the Company for such period;

(b) with respect to the financial statements called for in subsection (a) of this Section 5.3, an instrument executed by the Chief Financial Officer or President of the Company certifying that, to the best of his knowledge after due inquiry, such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(c) audited annual reports within ninety (90) days after the end of each fiscal year of the Company, with a balance sheet of the Company as of the end of such fiscal year and statements of income, shareholders’ equity and cash flows of the Company for such fiscal year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited or certified by independent public accountants of nationally recognized standing selected by the Company; and

(d) prior to the commencement of each fiscal year, a comprehensive business plan and budget forecasting the Company’s revenues, expenses and cash position for such fiscal year, prepared on a monthly basis.

Section 5.4 Other Information. Subject to the limitation contained in Section 5.1, the Company shall provide to such Investor, promptly after the Company’s knowledge thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Company is a party.

Section 5.5 Reimbursement of Expenses. The Company shall, in accordance with its corporate policy, reimburse each Investor’s travel and related expenses for non-local Company business incurred by such Investor.

Section 5.6 Certain Notices. The Company shall provide prompt notice to each Investor following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended. In addition, upon a written request by any Investor, the company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a “United States real property interest.” The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to such Investor shall be delivered to such Investor within ten (10) days of the Company’s receipt of such Investor’s written request therefore. The Company’s obligation to furnish shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.

Section 6. Miscellaneous.

Section 6.1 New Stockholders. Except as specifically provided herein, any individual or Entity that, after the date hereof, acquires shares of Stock must as a condition to the effectiveness of such acquisition become a party to this Agreement, unless such requirement is waived by the action of a majority of the Board of Directors (including the approval of at least one of the Preferred Stock Directors). Each such individual or Entity shall become a party to this Agreement, without the need for the consent, approval or signature of any other Stockholder, by executing a joinder or other instrument acceptable to and executed by the Company; thereafter, such individual or Entity shall become a “Stockholder” hereunder (and a “Investor” with respect to individuals and Entities acquiring shares of Preferred Stock).

Section 6.2 Specific Performance; Other Rights. The parties hereto recognize that various of the rights of the parties under this Agreement are unique and, accordingly, the Stockholders and Company shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. Except as provided herein, this Agreement is not intended to limit or abridge any rights of the Stockholders which may exist apart from this Agreement.

Section 6.3 Stock Legend. In addition to any other legends that may be required under federal or state securities laws or by the terms of any other agreement, each certificate of shares of Stock subject to this Agreement shall have endorsed, stamped or written thereon a legend which shall read substantially as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS AS TO THEIR TRANSFERABILITY AND TO OTHER PROVISIONS SET FORTH IN A CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED FEBRUARY 2, 2006, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS (COPIES OF WHICH WILL BE MADE AVAILABLE AT THE OFFICES OF THE COMPANY UPON REQUEST AND WITHOUT CHARGE).

Section 6.4 Termination. This Agreement shall terminate on the date that is the earliest to occur of (i) the closing of a Qualified IPO, (ii) a Change in Control, (iii) the dissolution of the Company, (iv) with respect to Section 4 only, the tenth anniversary of the date hereof; or (v) with respect to Section 4.1(a)(ii) only, the date on which the number of outstanding shares of Preferred Stock represents less than 20% of the total issued and outstanding shares of Common Stock and Preferred Stock of the Company.

Section 6.5 Notices. Any and all notices, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either by hand, by facsimile or by expedited commercial carrier, addressed to the recipient of the notice, charges prepaid. All communications to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices shall be addressed as follows:

If to the Company:	Neutral Tandem, Inc.
1 South Wacker Drive
Suite 200
Chicago, IL 60606
	Attention:	James P. Hynes
	Telephone:	(312) 384-8000
	Facsimile:	(312) 346-3276

With a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
	Attention:	Karen L. Linsley, Esq.
	Telephone:	(617) 338-2871
	Facsimile:	(617) 338-2880

If to an Investor:	to such Investor’s address as set forth on Schedule 1 or 2 hereto or at such other address or addresses as may have been furnished in writing by any party to the others.

Section 6.6 Amendments and Waivers. This Agreement may only be amended with the consent of the Company and the Investors holders two-thirds of the Stock held by all Investors. Except as otherwise expressly set forth in this Agreement, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding two-thirds of the Stock held by all Investors. In addition to the foregoing, (a) the provisions of Section 4.1(a)(i) may be amended or terminated and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Common Holders holding a majority of the Common Stock held by the Common Holders, (b) the provisions of Section 4.1(a)(ii)(a) may be amended or terminated and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of DCM, and (c) the provisions of Section 4.1(a)(ii)(b) may be amended or terminated and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of NEA. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, any amendment or waiver that (i) treats any Investor in a materially adverse manner that is different from any other Investor, (ii) treats any Common Holder in a materially adverse manner that is different from any other Common Holder, or (iii) that eliminates or materially adversely modifies any rights of any Common Holder, will require the separate approval of such Investor or Common Holder. Any amendment or waiver in accordance herewith shall be binding upon each party hereto.

Section 6.7 Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

Section 6.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts (each of which need not be executed by each of the parties), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.10 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.11 Number; Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

Section 6.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Delaware.

Section 6.13 Entire Agreement. The parties hereto agree that this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter; including the First Amended and Restated Agreement, which is superceded by this Agreement and is of no further force and effect, and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein.

Section 6.14 Recapitalizations, Exchanges, etc. Except with respect to a Change in Control, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company whether by merger, consolidation, sale of assets or otherwise, which may be issued in respect of, in exchange for, or in substitution of the Stock, by reason of conversion, stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 6.15 Aggregation of Stock. All shares of Stock held or acquired by Affiliated Entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 6.16 Arbitration. Except as otherwise specifically provided herein, all disputes, controversies, claims or differences that may arise among the parties hereto out of or in relation to this Agreement (including questions as to whether a matter is governed by this arbitration provision) shall be settled solely and exclusively by arbitration (if good faith negotiations among the parties do not resolve such dispute, controversy, claim or difference within sixty (60) days after notice of such dispute is received) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All hearings and proceedings regarding arbitration shall take place in Chicago, Illinois, before a single arbitrator acceptable to both parties. The arbitrator shall be chosen from a panel of approved arbitrators of the American Arbitration Association. Reasonable discovery shall be allowed. The arbitrator shall abide by the clear and unambiguous terms of this Agreement in making a determination. The costs and fees of the arbitration, including reasonable attorneys’ fees of the parties, shall be allocated by the arbitrator taking into account the parties’ intent and agreement that the prevailing party in such dispute shall be entitled to an award of costs and expenses. The award rendered by the arbitrator shall be final and binding upon the parties. Judgment on the award may be entered in accordance with applicable law in any court having jurisdiction thereof. Nothing herein shall bar any party from obtaining injunctive relief as provided for in this Agreement or against other threatened conduct under rules of equity.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Neutral Tandem, Inc.

By:	/s/ James P. Hynes
Name:	James P. Hynes
Title:	President

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

INVESTORS:

DCM III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll
Name:
Title:

DCM III-A, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll
Name:
Title:

DCM AFFILIATES FUND III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll
Name:
Title:

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:	NEA Partners 10, Limited Partnership
Its General Partner

By:	/s/ Peter J. Barris
Name:	Peter J. Barris
Title:	General Partner

NEA VENTURES 2003, LIMITED PARTNERSHIP

By:	/s/ Pamela J. Clark
Name:	Pamela J. Clark
Title:	General Partner

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

MESIROW CAPITAL PARTNERS VIII, L.P.

By:	Mesirow Financial Services, Inc.
Its General Partner

By:	/s/ Thomas E. Galuhn
Name:	Thomas E. Galuhn
Title:	Senior Managing Director

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

MONTAGU NEWHALL GLOBAL PARTNERS II, L.P.

By:	/s/ Kevin Campbell
Name:	Kevin Campbell
Title:	Partner

MONTAGU NEWHALL GLOBAL PARTNERS II-A, L.P.

By:	/s/ Kevin Campbell
Name:	Kevin Campbell
Title:	Partner

MONTAGU NEWHALL GLOBAL PARTNERS II-B, L.P.

By:	/s/ Kevin Campbell
Name:	Kevin Campbell
Title:	Partner

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

WASATCH FUNDS, INC.
for Wasatch Small Cap Growth Fund

By:	Wasatch Advisors, Inc.
Its Investment Adviser

By:	/s/ Angela M. Palmer
Name:	Angela M. Palmer
Title:	Vice President

WASATCH FUNDS, INC.
for Wasatch Ultra Growth Fund

By:	Wasatch Advisors, Inc.
Its Investment Adviser

By:	/s/ Angela M. Palmer
Name:	Angela M. Palmer
Title:	Vice President

WASATCH FUNDS, INC.
for Wasatch Global Science & Technology Fund

By:	Wasatch Advisors, Inc.
Its Investment Adviser

By:	/s/ Angela M. Palmer
Name:	Angela M. Palmer
Title:	Vice President

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ James P. Hynes
James P. Hynes

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Bob Hawk
Bob Hawk

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Edward M. Greenberg
Edward M. Greenberg

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Paul W. Chisholm
Paul W. Chisholm

/s/ Lawrence M. Ingeneri
Lawrence M. Ingeneri

/s/ Joseph Tighe
Joseph Tighe

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Ronald W. Gavillet
Ronald W. Gavillet

/s/ Robert M. Junkroski
Robert M. Junkroski

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Karen L. Linsley
Karen L. Linsley

/s/ Paul Oakley
Paul Oakley

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ John Barnicle
John Barnicle

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

COMMON HOLDERS:

/s/ James P. Hynes
James P. Hynes (in respect of the Common Stock owned by him only)

[Signature Page to Neutral Tandem, Inc. Second Amended

and Restated Stockholders’ Agreement]

/s/ Ronald W. Gavillet
Ronald W. Gavillet

/s/ Christopher F. Swenson
Christopher F. Swenson

/s/ John Barnicle
John Barnicle

/s/ Robert M. Junkroski
Robert M. Junkroski

/s/ Jeffrey C. Wells
Jeffrey C. Wells

/s/ Jeffrey H. Hartzell
Jeffrey H. Hartzell

/s/ Janice Hewitt
Janice Hewitt

/s/ David Lopez
David Lopez

Jack W. Swenson

IRREVOCABLE TRUST FOR ALANNA MARIE HYNES

By:
Name:
Title:	Trustee

IRREVOCABLE TRUST FOR KATHERINE VANCE HYNES

By:
Name:
Title:	Trustee

THE DIXON AND CAROL DOLL FAMILY TRUST

By:	/s/ Dixon R. Doll
Name:	Dixon R. Doll
Title:	Trustee

ALEXANDER P. & HEATHER B. DOLL FAMILY TRUST

/s/ Alexander P. Doll
Name:	Alexander P. Doll
Title:	Trustee

DIXON & SARAH DOLL JR. FAMILY TRUST

/s/ Dixon R. Doll, Jr.
Name:
Title:	Trustee

/s/ Andrew J. Doll
Andrew J. Doll

JONATHAN B. JUNKROSKI TRUST

Name:
Title:	Trustee

JULIA K. JUNKROSKI TRUST

Name:
Title:	Trustee

/s/ Bob Hawk
Bob Hawk (in respect of the Common Stock owned by him only)

/s/ David K. Tatak
David K. Tatak

Ralph Valente

Richard Anderson

/s/ Jon Clopton
Jon Clopton

/s/ Eric Carlson
Eric Carlson

Dave Redmon

/s/ Kathleen Starr
Kathleen Starr